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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM 8-K

                          ----------------------------
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: February 17, 2003
                        (Date of earliest event reported)

                          ----------------------------

                         INSIGNIA FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

        DELAWARE                   1-14373                            56-2084290
(State of Incorporation)  (Commission File Number)  (I.R.S. Employer Identification No.)
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                    200 PARK AVENUE, NEW YORK, NEW YORK 10166
               (Address of Principal Executive Offices) (Zip Code)


                                 (212) 984-8033
              (Registrant's Telephone Number, Including Area Code)







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ITEM 5. OTHER EVENTS

Insignia Financial Group, Inc. ("Insignia"), CBRE Holding, Inc. ("Holding"), CB
Richard Ellis Services, Inc. ("CB") and Apple Acquisition Corp., a wholly owned subsidiary of CB, have entered into an Agreement and Plan of Merger, dated as of February 17, 2003 (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions set forth therein, Apple Acquisition Corp. will be merged with and into Insignia (the "Merger"), with Insignia being the surviving corporation in the Merger and becoming a wholly owned subsidiary of CB. The
Merger Agreement provides that Insignia's Certificate of Incorporation and the Bylaws of Apple Acquisition Corp. will be the Certificate of Incorporation and the Bylaws, respectively, of the surviving corporation. Under the Merger
Agreement, at closing each share of common stock, par value $0.01 per share, of Insignia (the "Common Stock") will be converted into the right to receive $11.00 in cash (the "Common Merger Consideration"). In addition, Insignia has the right, but not the obligation, to sell certain real estate assets prior to the closing of the Merger. To the extent that Insignia receives more than a specified amount of cash net proceeds (generally $45 million (net of expenses) plus any amounts contributed or transferred to the entities holding these assets between February 17, 2003, and the closing of the Merger) for these assets, these excess cash net proceeds will be paid to holders of Common Stock, options and warrants as additional Common Merger Consideration, up to an additional $1.00 per share of Common Stock. There can be no assurance that Insignia will sell any of these assets or, if it does, that it will receive more than the specified amount of cash net proceeds through the asset sales. The
Merger Agreement further provides that all of Insignia's directors will resign immediately prior to the completion of the Merger. Following the Merger, Insignia will cease to be a reporting company under the Securities Exchange Act of 1934, as amended, and its Common Stock will cease to be traded on the New
York Stock Exchange. The Merger is subject to approval by Insignia's shareholders, receipt of debt financing, the receipt of regulatory approvals and other customary closing conditions. The foregoing description of the Merger
Agreement is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit to this Form 8-K and is incorporated by reference herein.

In connection with the Merger Agreement, several members of senior management of Insignia entered into Voting Agreements with CB and Insignia (the "Voting
Agreements"). Pursuant to the terms and subject to the conditions of the Voting
Agreements, these individuals agreed to vote their shares in favor of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger and the Merger Agreement and to vote their shares against any acquisition proposal from a third-party.

In order to finance the Merger and the other transactions contemplated by the Merger Agreement, Blum Strategic Partners, L.P., Blum Strategic Partners II,
L.P. and Blum Strategic Partners II GmbH & Co. KG committed to make an aggregate of up to $145 million of cash contributions to Holding, subject to the prior satisfaction or waiver of each of the conditions to the Merger Agreement. In addition, Credit Suisse First Boston committed to arrange up to $610,000,000 of debt financing. The funding of this debt financing is subject to (i) there not having occurred any event, change or condition that has had, or is reasonably expected to have, a material adverse effect on the business, assets, operations, conditions (financial or otherwise) or prospects of CB and its subsidiaries after giving effect to the Merger (disregarding for this purpose certain real estate related assets of Insignia), (ii) there not having occurred a Company
Material Adverse Effect (as defined in the Merger Agreement), (iii) CSFB having received a certificate from CB certifying that the 2002 EBITDA of CB and its subsidiaries and Insignia and its subsidiaries, as well as expected costs savings from the Merger, is greater than a specified amount, (iv) the receipt by CSFB of certain financial

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information from CB and Insignia, (v) the securities to be issued by CB in the
CSFB financing, if any, and the loans to be made by CSFB and the other lenders, each achieving a specified minimum rating from Moody's and S&P, (vi) the receipt of regulatory approvals, (vii) the negotiation, execution and delivery of definitive documentation with respect to the financing reasonably satisfactory to CSFB and its counsel, and (viii) certain other customary conditions. CSFB, commitment will expire if the initial borrowing does not occur on or before July 14, 2003.


ITEM 7.           EXHIBITS

         10.1 Agreement and Plan of Merger, dated February 17, 2003, by and among Insignia Financial Group, Inc., CBRE Holding, Inc., CB
                  Richard Ellis Services, Inc. and Apple Acquisition Corp.

         99.1     Joint press release, dated February 18, 2003.


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                      INSIGNIA FINANCIAL GROUP, INC.

February 19, 2003

                                      By: /s/ Adam B. Gilbert
                                          -----------------------------------
                                      Name:  Adam B. Gilbert
                                      Title: Executive Vice President